SCHEDULE 13G

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                    Under the Securities Exchange Act of 1934

                                  DRUGMAX, INC.
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                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
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                         (Title of Class of Securities)

                                    262240104
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                                 (CUSIP Number)

                                December 30, 2005
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             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)

      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 262240104                   13G                            Page 2 of 9
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1)    Names of Reporting Persons/ I.R.S. Identification Nos. of Above Persons
      (Entities Only)

                                Emerson Partners
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2)    Check the Appropriate Box if a Member of a Group (See Instructions)
      (a) |_|
      (b) |X|
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3)    SEC Use Only

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4)    Citizenship or Place of Organization

      California

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          Number of        (5) Sole Voting Power
            Shares
         Beneficially               523,500
           Owned by       ------------------------------------------------------
             Each          (6) Shared Voting Power
          Reporting
            Person                        0
             With         ------------------------------------------------------
                           (7) Sole Dispositive Power

                                    523,500
                          ------------------------------------------------------
                           (8) Shared Dispositive Power

                                          0
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9)    Aggregate Amount Beneficially Owned by Each Reporting Person
                                    523,500
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10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares |_|
      (See Instructions)

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11)   Percent of Class Represented by Amount in Row (9)
                                     0.008%

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12)   Type of Reporting Person (See Instructions)
                                         PN

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CUSIP NO. 262240104                   13G                            Page 3 of 9
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1)    Names of Reporting Persons/ I.R.S. Identification Nos. of Above Persons
      (Entities Only)

                            Emerson Family Foundation
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2)    Check the Appropriate Box if a Member of a Group (See Instructions)
      (a) |_|
      (b) |X|
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3)    SEC Use Only

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4)    Citizenship or Place of Organization

      California

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          Number of        (5) Sole Voting Power
            Shares
         Beneficially               132,200
           Owned by
             Each          (6) Shared Voting Power
          Reporting
            Person                        0
             With
                           (7) Sole Dispositive Power

                                    132,200

                           (8) Shared Dispositive Power

                                          0
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9)    Aggregate Amount Beneficially Owned by Each Reporting Person
                                    132,200
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10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares |_|
      (See  Instructions)

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11)   Percent of Class Represented by Amount in Row (9)
                                     0.002%

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12)   Type of Reporting Person (See Instructions)
                                         PN
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CUSIP NO. 262240104                   13G                            Page 4 of 9
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1)    Names of Reporting Persons/ I.R.S. Identification Nos. of Above Persons
      (Entities Only)

                                J. Steven Emerson
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2)    Check the Appropriate Box if a Member of a Group (See Instructions)
      (a) |_|
      (b) |X|
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3)    SEC Use Only

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4)    Citizenship or Place of Organization

      United States

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          Number of        (5) Sole Voting Power
            Shares
         Beneficially             4,203,000(1)
           Owned by        -----------------------------------------------------
             Each          (6) Shared Voting Power
          Reporting
            Person                  656,000(2)
             With          -----------------------------------------------------
                           (7) Sole Dispositive Power

                                  4,203,000(1)
                           -----------------------------------------------------
                           (8) Shared Dispositive Power

                                    656,000(2)
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9)    Aggregate Amount Beneficially Owned by Each Reporting Person
                                  4,858,700(1)(2)
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10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares |_|
      (See  Instructions)

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11)   Percent of Class Represented by Amount in Row (9)
                                      7.31%
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12)   Type of Reporting Person (See Instructions)
                                         IN

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(1)   Includes warrants to purchase 651,000 shares of DrugMax common stock that are currently exercisable.

(2) Includes 523,500 shares of DrugMax common stock owned by Emerson Partners and 132,500 shares owned by the Emerson Family Foundation. Mr. Emerson exercises voting and dispositive power of the shares held by Emerson Partners and the Emerson Family Foundation.

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CUSIP NO. 262240104                   13G                            Page 5 of 9
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                   SCHEDULE 13G - TO BE INCLUDED IN STATEMENTS
                   FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b)

Item 1(a).  Name of Issuer:

                                  DRUGMAX, INC.

Item 1(b).  Address of Issuer's Principal Executive Offices:

                              312 Farmington Avenue
                            Farmington, CT 06032-1968

Item 2(a).  Name of Person Filing:

                                Emerson Partners
                            Emerson Family Foundation
                                J. Steven Emerson

Item 2(b).  Address of Principal Business Office or, if none, Residence:

                                1522 Ensley Ave.
                             Century City, CA 90024

Item 2(c).  Citizenship:

           Emerson Partners and Emerson Family Foundation: California
                        J. Steven Emerson: United States

Item 2(d).  Title of Class of Securities:

                                  Common Stock

Item 2(e).  CUSIP Number:

                                    262240104

Item 3(a). If this statement is filed pursuant to ss.ss.240.13d-1(b), or 240.13d-2(b) or (c), check whether the filing person is a:

(a)|_| Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)|_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)|_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C.
       78c).

(d)|_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8). (e)|_| An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

(f)|_| An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

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CUSIP NO. 262240104                   13G                            Page 6 of 9
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(g)|_| A parent holding company or control person in accordance with
       ss.240.13d-1(b)(1)(ii)(G);

(h)|_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)|_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)|_| Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4.     Ownership:

      If the percent of the class owned, as of December 31, of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

      (a)   Amount Beneficially Owned:
                           See Response to Item 9 on cover pages.

      (b)   Percent of Class:
                           See Response to Item 9 on cover pages.

      (c)   Number of shares as to which such person has:
            (i)   sole power to vote or to direct the vote:
                           See Response to Item 5 on cover pages.
            (ii)  shared power to vote or to direct the vote:
                           See Response to Item 6 on cover pages.
            (iii) sole power to dispose or to direct the disposition of:
                           See Response to Item 7 on cover pages.
            (iv)  shared power to dispose or to direct the disposition of:
                           See Response to Item 8 on cover pages.

Item 5.     Ownership of Five Percent or Less of a Class:
                           Not applicable

Item 6.     Ownership of More than Five Percent on Behalf of Another Person:
                           Not applicable

Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:
                           Not applicable

Item 8:     Identification and Classification of Members of the Group:
                           Not applicable

Item 9:     Notice of Dissolution of Group:
                           Not applicable

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CUSIP NO. 262240104                   13G                            Page 7 of 9
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Item 10:    Certification:

      By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   Disclaimer

In accordance with Rule 13d-4 of the Act, each of the persons filing this statement expressly declares that the filing of this report shall not be construed as an admission by such person that it or he, for the purposes of
Section 13(d) or 13(g) of the Act, is the beneficial owner of the securities.

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CUSIP NO. 262240104                   13G                            Page 8 of 9
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                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           January 26, 2006

                                           /s/ J. Steven Emerson
                                           -----------------------------------
                                           J. STEVEN EMERSON

                                           EMERSON PARTNERS

                                           By:      /s/ J. Steven Emerson
                                              --------------------------------
                                                    J. Steven Emerson, Trustee

                                           EMERSON FAMILY FOUNDATION

                                           By:      /s/ J. Steven Emerson
                                              --------------------------------
                                                    J. Steven Emerson, Trustee

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CUSIP NO. 262240104                   13G                            Page 9 of 9
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                                    EXHIBIT A

                             RULE 13d-1(k) AGREEMENT

      The undersigned agree and consent to the joint filing on their behalf of this Schedule 13G in connection with their beneficial ownership of the common stock of DRUGMAX, INC. at January 26, 2006

                                           /s/ J. Steven Emerson
                                           -----------------------------------
                                           J. STEVEN EMERSON

                                           EMERSON PARTNERS

                                           By:      /s/ J. Steven Emerson
                                              --------------------------------
                                                    J. Steven Emerson, Trustee

                                           EMERSON FAMILY FOUNDATION

                                           By:      /s/ J. Steven Emerson
                                              --------------------------------
                                                    J. Steven Emerson, Trustee